UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Item 1: On June 4, 2019, the Participating Stockholders issued the following press release:

Velan RESPONDS TO Progenics Pharmaceuticals’ MISLEADING STATEMENTS

Clarifies that the Board is Not a “Fellow Shareholder” and Expresses Concern with the Misalignment of Interests with Progenics Stockholders

Highlights that Peter Crowley and Michael Kishbauch Own Zero Shares of Common Stock

States that the Stockholder Vote at the Upcoming Annual Meeting Should be Based Solely on the Poor Performance of the Incumbent Board

Implores Stockholders to Follow Velan, a True “Fellow Shareholder” and Vote the GREEN Proxy Card Today AGAINST the re-election of Messrs. Crowley and Kishbauch

Alpharetta, GA - June 4, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other participants in its solicitation, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ:PGNX), today issued the following statement responding to certain misleading claims made by Progenics in its recent letter to stockholders:

On June 3, 2019, the Progenics Board of Directors (the “Board”) delivered a letter to “fellow shareholder[s]” touting a commitment “to enhancing the value of [their] investment” yet the non-executive directors collectively own only ~0.06% of Progenics common stock with Peter Crowley and Michael Kishbauch owning ZERO shares of Progenics common stock.i It seems apparent to us that with so little ‘skin in the game’ and not enough confidence in the Company to engage in meaningful stock purchases, the Board does not have the same commitment to stockholder value as we do. Rather, the Board and the Compensation Committee of the Board, of which Messrs. Crowley and Kishbauch are the sole members, seem committed to awarding poor performance with hefty paydays. We believe the Board’s failure to unlock the significant value that remains trapped in Progenics shares is in large part a function of a troubling misalignment of interests between the directors and Progenics stockholders.

It is therefore not surprising that the Board seems to have chosen to engage in a campaign of misinformation and misleading statements to preserve the status quo. It is our desire for this campaign to be fully about the merits and the facts. Contrary to the Board’s statement, Velan Capital is not a hedge fund but rather a private investment partnership with no outside or passive investors. We, along with our nominated director candidates, are a group of pharmaceutical operators and long-term investors who have founded and operated ten profitable pharmaceutical companies across multiple therapeutic areas, including rare diseases. The Board has taken advantage of this fact by attempting to bully us by disregarding our initial attempts at outreach, invalidating our nomination by exploiting a technicality,ii and in our view, negotiating in bad faith. In this instance, we are taking public action because we see the opportunity at Progenics and the need for proper oversight by the Board. We nominated several highly qualified candidates whom we believe would have been instrumental in helping to improve the Company’s operations and bring new cancer alternatives to hospitals and patients. However, the Board, under the guidance of Messrs. Crowley and Kishbauch, elected to continue with the status quo and disregard our nomination.

The Board’s attempt to call into question the suitability of our nomination is yet another example of obfuscation intended to distract from the Board’s atrocious performance. Your vote at the 2019 Annual Meeting scheduled to be held on July 11, 2019 should reflect your view on the performance of the Board, particularly Messrs. Crowley and Kishbauch, whom we believe are most responsible for the lack of accountability and poor corporate governance practices at Progenics, as Chairman of the Board and Chairman of the Nominating and Corporate Governance Committee, respectively.

The Board claims that its directors possess the “radiopharmaceutical commercialization and supply chain management” expertise and “high standards of integrity and commitment” necessary to lead the Company. See below for only some of the facts that suggest otherwise for Messrs. Crowley, Kishbauch and Baker.

Operational Expertise

•	We are not aware of any of these three directors having radiopharmaceutical experience prior to joining Progenics.
•	Furthermore, Messrs. Crowley and Baker had ZERO pharmaceutical operational experience prior to joining Progenics.

Integrity & Commitment

•	Mr. Baker fired an employee in 2008 after the employee stated he believed the Company was committing fraud against shareholders. Mr. Baker, a lawyer by training, lost to an employee who represented himself in the whistleblower lawsuit with the employee winning $5 million. At one point, Mr. Baker became so heated during cross-examination he responded to the employee, whose first language is not English with the following: “We are English-speaking people. We know how to read”.iii
•	Mr. Kishbauch has served on three other public company boards of directors: Achillion Pharmaceuticals, Inc., Catabasis Pharmaceuticals, Inc. and TetraLogic Pharmaceuticals Corporation, whose stock prices have declined 75%, 86% and 97%, respectively, during his tenure as a director.
•	Mr. Crowley was subject to an SEC order and a subsequent fine.iv

How can the Board make such arguments for its directors and stand behind such behavior from its CEO? Velan believes it is because the status quo is too comfortable for transformative change. During the tenure of Messrs. Crowley and Kishbauch, Progenics’ stock price has declined by 46% and 31%, respectively, while over $4.2 million in compensation has been awarded to them.

The Board’s letter states the “significant progress” achieved under their leadership. Let’s examine:

•	AZEDRA’s Botched Launch. Despite the Board’s claim the launch is “progressing well” we note that its letter further admits that the 22 treatment requests are still pending and have not increased in number since the same disclosure was made on its May 9, 2019 earnings call. TEN MONTHS have now passed since its approval and no patient has been dosed. Compare this to XOFIGO and LUTATHERA, two other antineoplastic radiopharmaceuticals, which were both launched and generated revenue in the same quarters as their FDA approvals.
•	MIP-1095: Six Years of Ignorance. The Board took “actions to focus” on MIP-1095’s Phase 2 program in the same month that Endocyte, Inc. sold its similar product and generated a 17x return for its stockholders. The Board then subsequently decided to sue Novartis alleging patent ownership. Endocyte, Inc. licensed its product and in one year generated clinical data and a successful exit; in contrast, the Board has kept MIP-1095 on the shelf since January 2013. It took someone else’s foresight and execution for the Board to wake up and begin Phase 2 development.

We also note that the Board’s statement that it “made several attempts to reach an agreeable solution with Velan” does not paint the full picture. In the Company’s second and final counter proposal, the Board essentially repeated its original proposal, which we found to be wholly inadequate and not made in the spirit of a good faith negotiation. Indeed, the Board conveniently omits that Velan made two substantially different proposals and the only reason Velan didn’t respond to the Company’s latest counter proposal is because we felt that the proposal lacked any meaningful progress from our prior proposal, which was conveyed to the Company. Moreover, the Board’s alleged “attempts” apparently do not include the emails, letters, or phone calls Melissa Downs, the Company’s Associate Director, Investor Relations, or Peter Crowley neglected to return in a timely manner, if at all. The silence in response to our press releases calling for transparency and the missing follow-up from the Board following our first in-person meeting are reflective of the true lack of effort and good faith attempts by the Board.

According to its recent letter, the Board “measure[s] our success not only in dollars and cents, but also in invaluable lives saved.” We could not agree more – this is about cancer patients – of which Progenics has treated NONE to-date in a commercial setting. How has the Company produced in dollars and cents? How many invaluable lives have been saved? Somehow, the Board does not even heed its own words.

The Board has failed patients and stockholders for too long – change must occur to see better results. The Company’s slogan is “Find, Fight, and Follow” – we urge stockholders to “Find” the status quo unacceptable, “Fight” years of value destruction and squandered opportunities, and “Follow” our call to action by voting AGAINST the re-election of Messrs. Crowley and Kishbauch on the GREEN proxy card.

It is time for accountability at Progenics – Velan urges all stockholders to vote for change on the GREEN proxy card!

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

i Excludes shares underlying exercisable options held by non-executive directors.

ii On the date Velan submitted its nomination, it beneficially owned shares of Progenics in “street” name. While Velan is currently a stockholder of record of Progenics, it was not a stockholder of record on the date it submitted its nomination pursuant to the Company’s Bylaws.

iii See http://www.americanlawyer-digital.com/americanlawyer-ipauth/201611flaip?article_id=1231747&pg=NaN#pgNaN

iv Source: Progenics’ 2016 proxy statement.

Item 2: The following materials were posted by the Participating Stockholders to www.SavePGNX.com:

SAVE Progenics

ABOUT VELAN CAPITAL | STOCKHOLDER MATERIALS | HOW TO VOTE | CONTACT

Stockholder Materials

Important Stockholder Materials Regarding Progenics Pharmaceuticals

June 4, 2019

Velan Responds to Progenics Misleading Statements.pdf

June 3, 2019

Velan Capital Definitive Proxy Statement Supplement.pdf

May 31st, 2019

FAQ Responses - Velan.pdf

May 22, 2019

Press Release - Velan Files Definitive Proxy Materials 5-22-19.pdf

May 22, 2019

Velan Letter to Progenics Stockholders - May 22.pdf

May 21, 2019

Velan Capital Definitive Proxy Statement.pdf

May 21, 2019

Velan Capital Proxy Card.pdf

May 13, 2019

Press Release - Velan Evaluates Q1 2019 Earnings Disclosure & Implores for Transparency.pdf

May 8, 2019

Press Release - Velan Calls for Increased Transparency During Q1 2019 Earnings Call & Files Preliminary Proxy Materials.pdf

May 6, 2019

Press Release - Velan Delivers Letter to Progenics Board Outlining Troubling Track Record and Intent to Hold Directors Accountable.pdf

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